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                                                                    Exhibit 23.1







CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-129368 of our report dated March 3, 2005 (November 1, 2005, as to Notes 15 and 16), relating to the consolidated financial statements of Commercial Vehicle Group, Inc. and Subsidiaries ("CVG") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in CVG's method of accounting for goodwill and other intangible assets), appearing in the Prospectus, which is a part of such Registration Statement, and our report dated March 3, 2005, relating to the financial statement schedule of CVG appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Summary Historical and Pro Forma Consolidated Financial Information," "Selected Historical Financial Data," and "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
November 30, 2005